EXHIBIT (10)S

TARGET CORPORATION

DEFERRED COMPENSATION TRUST AGREEMENT

(As Amended and Restated Effective January 1, 2005)

This Agreement is made, effective as of the 1st day of January, 2005, by and between TARGET CORPORATION, a Minnesota corporation (“Company”) and STATE STREET BANK AND TRUST COMPANY (‘Trustee’);

WHEREAS, Company and certain of its wholly-owned subsidiaries have adopted the non-qualified deferred compensation plans and certain other programs listed in Appendix A (collectively, the “Plans” and separately, a “Plan”);

WHEREAS, Company, each wholly-owned subsidiary of Company which participates in a Plan and which has indicated to the Trustee in writing its acceptance of this Trust (or may so indicate in the future), and any corporation which succeeds to the position of an employer hereunder by reason of merger or consolidation, are referred to collectively herein as “Employers” and individually as an “Employer”;

WHEREAS, the Employers have incurred or expect to incur liability under the terms of the Plans with respect to the individuals participating in such Plans;

WHEREAS, Company has previously established a trust (hereinafter called “Trust”) to enable the Employers to contribute to the Trust assets that shall be held therein, subject to the claims of each Employer’s creditors in the event of an Employer’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plans;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of any Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”);

WHEREAS, it is the intention of Company to make contributions to the Trust and to cause contributions to be made to the Trust by other Employers to provide a source of funds to assist in the meeting of the Employers’ liabilities under the Plans;

WHEREAS, the parties have agreed to amend and restate the Trust Agreement in its entirety to read as set forth herein;

NOW, THEREFORE, the parties do hereby amend and restate the Trust and agree that the Trust shall hereafter be comprised, held and disposed of as follows:

Section 1. Maintenance of Trust.

(a)       Company has previously deposited with Trustee in trust certain amounts which currently constitute the principal of the Trust and shall continue to be held, administered and disposed of by Trustee as provided in this Trust Agreement along with such additional contributions as may be deposited with Trustee in the future.

(b)       The Trust hereby established shall be irrevocable, except to the extent provided in Section 4.

(c)        The Trust is intended to be a grantor trust, of which each Employer is the grantor with respect to the portion attributable to its contributions, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. The Company or another Employer shall pay any and all federal, state or local taxes on the Trust, or any part thereof, and on the income of the Trust.

(d)       The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Employers and shall be used exclusively for the uses and purposes of Plan participants and their beneficiaries and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be unsecured contractual rights of Plan participants and their beneficiaries against the Employers. Any assets held by the Trust which are attributable to the contributions made by a particular Employer will be subject to the claims of that Employer’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)        Company, in its sole discretion, may at any time, or from time to time, make (or cause other Employers to make) additional deposits of cash or other eligible property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

(f)        The following provisions shall apply in the event of an actual or potential Change of Control as defined in Section 13(d):

(1)       In the event there is scheduled a duly called shareholders meeting of Company with respect to which any person or entity has filed a definitive proxy statement with the Securities and Exchange Commission soliciting proxies to effect at such meeting a Change of Control of the nature described in Section 13(d)(1) (a “Change of Board Control”), each Employer shall make contributions to the Trust, no sooner than three business days or later than one business day prior to the scheduled date of the meeting, of cash or other eligible property which, together with its previous contributions to the Trust, have a value equal to the amount required under paragraph (5), unless the Executive Committee of the Board of Directors of Company (hereinafter, the “Executive Committee”)

determines in its sole discretion, not later than three business days prior to the scheduled date of the meeting, that the Trust shall not be funded. However, no such contribution shall be made if, prior to the time the Employer makes any such contribution, the person or entity filing the definitive proxy statement has entered into a settlement agreement or has otherwise informed Company in writing that it will not continue its efforts to effect a Change of Board Control at such meeting.

(2)       In the event a Change of Control that does not constitute a Change of Board Control occurs prior to any Change of Board Control, each Employer, as promptly as practicable, but not sooner than 20 days (subject to extension as hereinafter provided) and not later than 30 days (subject to extension as hereinafter provided) after a public announcement of such a Change in Control (the “Contribution Period”), shall make contributions to the Trust of cash or other eligible property which, together with its previous contributions to the Trust, have a value equal to the amount required under paragraph (5), unless the Executive Committee determines, in its sole discretion, that funding of the Trust shall not occur and provides a written notice to the Employer of that determination prior to the earlier of (i) the time the Employer makes the contribution or (ii) a Change of Board Control. At any time prior to the commencement of the Contribution Period (or any extension of such commencement date made in accordance with this sentence), the Executive Committee (if no Change of Board Control shall have occurred), in its sole discretion, may extend the commencement date and/or the duration of the Contribution Period (or any previous extension of either thereof) by written notice to the Employers. In the event a Change of Board Control occurs before contributions are made under this paragraph (2), paragraph (1) shall apply to such Change of Board Control.

(3)       Any written notice from the Executive Committee relating to a contribution pursuant to paragraph (1) or (2) may be modified or withdrawn by a later dated written notice of the Executive Committee delivered at any time or from time to time prior to the earlier of (i) the time such contribution is made or (ii) the end of the last day on which the original notice could have been given in accordance with the provisions of paragraph (1) or (2).

(4)       Neither Trustee nor any Plan participant or beneficiary shall have any right to compel any contributions under this subsection (f) or to compel any Employer or the Executive Committee to take any action under this subsection. In deciding whether or not to take any action authorized under this subsection (f), the Executive Committee shall have no fiduciary or other duty to participants and beneficiaries.

(5)       If the Trust is to be funded pursuant to paragraph (1) or (2), the amount of each Employer’s contribution shall be 120% of the amount determined by the General Counsel and the Chief Financial Officer of the Company, in their sole discretion, to be sufficient to pay the present value of the Employer’s total projected liability under the Plans with respect to participants employed or formerly employed by that Employer or their beneficiaries, plus two percent of such amount as a reserve for payment of Trustee fees and expenses of the Trust. The determination of an Employer’s “total projected liability” under a Plan for purposes of this paragraph shall be made utilizing the definition specified in Appendix B applicable to the Plan, if any, and otherwise by utilizing the assumptions prescribed in Section 13(e).

(6)       On or before the date of a contribution made pursuant to this subsection (f), each Employer shall deliver to the Trustee a schedule showing its best estimate of the aggregate amount of benefits payable by it under each Plan.

(g)        In the event of a final and unappealable determination by a court of competent jurisdiction or the U. S. Department of Labor that one or more Plans do not satisfy the requirements for being maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA, Trustee shall immediately segregate the assets attributable to such Plan or Plans into a separate Trust. Said separate Trust shall continue to be held and administered by Trustee in accordance with this Agreement until the provisions applicable to the separate Trust are amended pursuant to Section 12.

(h)       For purposes of this Trust, “eligible property” means property in one or more of the following categories:

(1)       Cash.

(2)       Treasury or other government agency securities not exceeding one year in maturity.

(3)       Money market securities.

(4)       An ownership interest in the Target Corporation Credit Card Master Trust, which may be evidenced by, among other things, a participation or certificates.

(5)       In the event that the total of the property available under paragraphs (1) through (4) is not sufficient to provide the entire contribution to be made by an Employer under subsection (f), “eligible property” shall also include unencumbered real property owned by the Employer with a fair market value that is at least equal to the additional amount necessary to provide the entire contribution that is to be made.

The fair market value of the property to be contributed under paragraphs (2) through (5) of this subsection shall be determined by the General Counsel and the Chief Financial Officer of the Company in their sole discretion, taking into account any reduction in that value that could result from the lack of an orderly liquidation of a particular item or items of property.

Section 2. Payments to Plan Participants and Their Beneficiaries.

(a)       As soon as reasonably possible after a Change of Control occurs that results in funding of the Trust under Section 1(f) (provided that the funding has not been returned to the Employers pursuant to Section 4), Company’s Director of Executive Compensation (or his or her successor) shall deliver to Trustee a Payment Schedule showing the amount payable to each Plan participant or beneficiary under each Plan. Except as otherwise provided in subsection (d), Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule, and may rely conclusively on such Payment Schedule in making payments. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Employers. Trustee may rely on instructions from Company as to any required withholding and shall be fully protected hereunder in relying on such instructions. For purposes of the preceding sentence, a failure by Company to provide any instructions as to required withholding may be deemed by Trustee to be an instruction by Company that no withholding is required.

(b)       Prior to a Change of Control described in subsection (a), the entitlement of a Plan participant or his or her beneficiaries to benefits under the Plans shall be determined by Company or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans. Company shall make (or cause other Employers to make) payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plans, and Trustee shall have no obligation to make such payments prior to such Change of Control.

(c)        If a Change of Control occurs that results in funding of the Trust under Section 1(f), notwithstanding any provision of a Plan to the contrary, the entire benefit to which a Plan participant or beneficiary is entitled from the Trust shall be distributed in a lump sum as soon as administratively feasible following the date that amount is contributed to the Trust pursuant to Section 1(f). However, this subsection shall not apply if the funding is returned from the Trust to the Employers pursuant to Section 4.

(d)       In the event of a dispute over a payment under subsection (a) following a Change of Control, a participant or beneficiary who claims to be entitled to a larger payment from the Plans than shown in the Payment Schedule may submit a written claim for payment to Trustee, which shall be processed as follows:

(1)       Trustee shall give notice of the claim to Company. If Trustee receives no notice of response from Company within 30 days after the date Company is given the notice of claim, Trustee shall pay the participant or beneficiary the amount claimed from the assets in the Trust held on behalf of such participant. If a notice of response is received within such 30 days, Trustee shall consider the claim, including Company’s response. If the merits of the claim depend on compensation, service or other data in the possession of Company and such information is not provided to Trustee by Company, Trustee may rely upon information provided by the participant or beneficiary.

(2)       Trustee shall give notice to the participant or beneficiary and Company of its decision on the claim, which shall be made within any period applicable to the particular Plan. The participant or beneficiary shall then pursue the appeals procedure for the Plan, if any, if he or she wishes to contest Trustee’s decision. Either the participant or beneficiary (after any applicable claims procedure has been exhausted) or Company may challenge Trustee’s decision by filing suit in a court of competent jurisdiction. If no such suit is filed within 60 days after notice of Trustee’s decision (and exhaustion of any applicable appeals procedure provided for a Plan), the decision shall become final and binding on all parties. If the decision is to grant the claim, Trustee shall make payment to the participant or beneficiary of the appropriate amount; provided, however, that the amount of any distribution from the Trust shall not exceed the total amount of assets held in the Trust on behalf of such participant.

(3)       Trustee may decline to decide a claim and may file suit to have the matter resolved by a court of competent jurisdiction. All of Trustee’s expenses in the court proceeding, including attorneys’ fees, shall be allowed as administrative expenses of the Trust.

(4)       In the event of a dispute to be resolved under this subsection (d), Trustee may retain a third party to review the calculations and the payment amounts and advise Trustee as to the correct amount to be paid. All expenses of such a third party shall be allowed as administrative expenses of the Trust.

(e)        If payment is made to a participant or beneficiary under this Section 2, the obligation of the Employers under the terms of the applicable Plan or Plans shall be extinguished to the extent of the amount paid. Trustee has no obligation to make payments to a participant or beneficiary from the Trust under this Section 2 except to the extent amounts have been contributed to the Trust with respect to such person.

Section 3.   Trustee Responsibility Regarding Payments When Employer is Insolvent.

(a)       Trustee shall cease payment of benefits to Plan participants and their beneficiaries attributable to a particular Employer if the Employer is Insolvent. An Employer shall be considered “Insolvent” for purposes of this Trust Agreement if (i) it is unable to pay its debts as they become due, or (ii) it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)       At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust attributable to a particular Employer shall be subject to claims of general creditors of that Employer under federal and state law as set forth below.

(1)       The Board of Directors and the Chief Executive Officer of Company shall have the duty to certify to Trustee in writing of an Employer’s Insolvency. If a person claiming to be a creditor of an Employer alleges in writing to Trustee that an Employer has become Insolvent, Trustee shall determine whether an Employer is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to its Plan participants or their beneficiaries.

(2)       Unless Trustee has actual knowledge of an Employer’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that an Employer is Insolvent, Trustee shall have no duty to inquire whether an Employer is Insolvent. Trustee may in all events rely on such evidence concerning each Employer’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning solvency.

(3)       If at any time Trustee has determined that an Employer is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust attributable to that Employer for the benefit of the Employer’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plans or otherwise.

(4)       Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that an Employer is not Insolvent (or is no longer Insolvent).

(c)        Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the affected Plan participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company or another Employer in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Employers.

Except as provided in Section 3 or this Section, Company shall have no right or power to direct Trustee to return to Company or another Employer or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plans and all other obligations of the Trust, including fees and expenses of Trustee, have been paid. Notwithstanding the foregoing sentence or anything else in this Trust Agreement to the contrary, if any Employer is required to contribute assets to the Trust in accordance with Section 1(f), Trustee shall return such assets plus the earnings attributable to the assets to the Employer upon receipt of notification from the Executive Committee of the Board of Directors of Company that it has determined that the anticipated Change of Control will not occur and determination by Trustee that a Change of Control has not in fact occurred.

Section 5. Investment Authority.

(a)       In no event may Trustee invest in assets other than eligible property as defined in Section 1(h). All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

(b)       Company shall have the right, at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust, provided that the substitute assets also qualify as eligible property under Section 1(h)(1) – (4).

(c)        Trustee shall hold, manage, invest and otherwise administer the Trust pursuant to the terms of this Agreement. The Trustee shall be responsible only for contributions actually received by it hereunder. The amount of each contribution made by the Employers to the Trust shall be determined in the sole discretion of the Executive Committee or other persons allocated that responsibility herein, and Trustee shall have no duty or responsibility with respect thereto. Except as otherwise specifically agreed to by Trustee, Trustee shall not be responsible for the administration of any Plan (including without limitation the determination of Plan participation rights of employees of the Employers and the determination of benefits of the participants in any Plan). Except to the extent that Trustee has otherwise specifically agreed in writing, Trustee shall not be responsible, directly or indirectly, for the investment or reinvestment of the assets of the Trust, which investment and reinvestment shall be the sole responsibility of Company; provided, however, that upon a Change of Control, Trustee shall become responsible for the investment and reinvestment of the assets of the Trust as elsewhere provided herein. Prior to  Change of Control, and unless Company and Trustee have mutually agreed in a separate writing that Trustee shall have and exercise investment discretion, in either case with respect to all or a portion of the assets of the Trust, Company shall have complete discretion with respect to the investment of such assets at all times, and shall direct Trustee accordingly.

Section 6. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested in eligible property as defined in Section 1(h).

Section 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a)       Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by Company, or for any failure to take any action in the absence of such a direction, request or approval. The duties of Trustee shall only be those specifically undertaken pursuant to this Agreement or by means of a separate written agreement. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)       The Employers and the Trust hereby indemnify Trustee against, and agree to hold Trustee harmless from, all liabilities and claims (including reasonable attorneys’ fees and expenses in defending against such liabilities and claims) against Trustee as a result of any breach of fiduciary responsibility by a fiduciary other than Trustee or an agent of Trustee (excluding any agent which is Company or an agent of Company), unless Trustee or such agent of Trustee participates knowingly in such breach.

(c)        Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d)       Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e)        Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

(f)        Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or pursuant to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee.

The Employers shall pay all administrative and Trustee’s fees and expenses in such proportions as Company determines. Unless and until so paid, such expenses and compensation shall be a charge on the Trust and shall constitute a lien on the Trust in favor of Trustee. All payments to, or reimbursements of, Trustee pursuant to this Trust Agreement may be made without approval or direction of Company.

Section 10. Resignation and Removal of Trustee.

(a)       Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

(b)       Trustee may be removed by Company on 60 days notice or upon shorter notice accepted by Trustee.

(c)        Notwithstanding subsection (b), upon a Change of Control, Trustee may not be removed by Company for three years.

(d)       Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e)        If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a)       If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any national bank or trust company with capital in excess of $50,000,000 as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably required by Company or the successor Trustee to evidence the transfer.

(b)       The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

(a)       This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) (subject to Sections 3 and 4).

(b)       The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Employers in such proportions as Company determines.

(c)        Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plans, Company may terminate this Trust prior to the time all benefit payments under the Plans have been made. All assets in the Trust at termination shall be returned to the Employers in such proportions as Company determines.

Section 13. Miscellaneous.

(a)       Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)       Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)        This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, to the extent such laws are not preempted by laws of the United States of America.

(d)       For purposes of this Trust, a “Change of Control” shall occur if:

(1)       a majority of the directors of Company shall be persons other than persons

(i)         for whose election proxies shall have been solicited by the Board of Directors of Company or

(ii)        who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

(2)       30% or more of the outstanding Voting Stock (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Company) of Company is acquired or beneficially owned (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Company) by any person (as defined in Article IV of the Restated Articles of Incorporation, as amended, of Company), or

(3)       the shareholders of Company approve a definitive agreement or plan to

(i)         merge or consolidate Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of Company or (2) a merger in which Company is the surviving corporation and either (A) no outstanding Voting Stock of Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash (except cash upon the exercise by holders of Voting Stock of Company of statutory dissenters’ rights), securities, or other property or (B) all holders of outstanding Voting Stock of Company (other than fractional shares) immediately prior to the merger (except those that exercise statutory dissenters’ rights) have substantially the same proportionate ownership of the Voting Stock of Company or its parent corporation immediately after the merger),

(ii)        exchange, pursuant to a statutory exchange of shares of Voting Stock of Company held by shareholders of Company immediately prior to the exchange, shares of one or more classes or series of Voting Stock of Company for shares of another corporation or other securities, cash or other property,

(iii)       sell or otherwise dispose of all or substantially all of the assets of Company (in one transaction or a series of transactions), or

(iv)       liquidate or dissolve Company.

(e)       For purposes of this Trust, the phrase “the present value of the Employer’s total projected liability” shall be interpreted to require the calculation of such present value to be done as follows:

(1)       By using the methods specified in Appendix B in the case of the Plans listed in that Appendix.

(2)       In the case of a Plan not listed in Appendix B, by discounting the projected cash flow of each future year by a rate equal to the then current market yield for U.S. Treasury securities maturing in said future year. To the extent that said calculation requires the use of an actuarial equivalent factor reflecting matters other than interest, said factor shall be determined in accordance with the provisions then in effect of Section 417(e)(3)(ii)(I) of the Internal Revenue Code of 1986, as amended, or any successor or substitute provisions of said Code or its replacement, or if there are no such applicable provisions, the corresponding factor then being used to calculate immediate lump sum distributions under the Target Corporation Employees’ Retirement Plan or its successor.

(f)        The Company hereby represents and warrants to the Trustee that this Trust shall constitute an unfunded arrangement and shall not affect the status of any Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

Section 14. Effective Date.

The effective date of this Trust Agreement shall be January 1, 2005. The original effective date of the Trust was January 1, 1987.

IN WITNESS WHEREOF,  the Company and the Trustee have caused this Agreement to be executed by their duly authorized officers this             day of                          , 2007.

COMPANY

By	/s/ Douglas A. Scovanner

Title	Executive Vice President and Chief Financial Officer

TRUSTEE

By	/s/ Kimberly Moynihan

Title	Vice President

By

Title

APPENDIX A

The following plans maintained by Company or any other Employer which has indicated in writing its acceptance of the Trust to Trustee and Company are “Plans” covered by the Deferred Compensation Trust Agreement:

•                  Target Corporation Deferred Compensation Plan—Senior Management Group

•                  Target Corporation Deferred Compensation Plan—Directors

•                  Executive Deferred Compensation Plan

•      SMG Executive Deferred Compensation Plan

•                  Director Executive Deferred Compensation Plan

•                  Highly Compensated Capital Accumulation Plan

•                  Supplemental Pension Plan I

•                  Supplemental Pension Plan II

•                  Supplemental Pension Plan III

•                  Supplemental Pension Plan IV

•                  Supplemental Pension Plan V

•                  Excess Benefit Plan

•                  Pilot Supplemental Pension

•                  Board of Director Consulting Fee

In addition, the following programs are also “Plans”, but solely with respect to individuals whose employment or directorship with the Employers has terminated prior to the date a contribution is required under Section 1(f) due to a potential Change of Control:

•                  Executive Survivor Benefit Plan

•                  Income Continuance Policy

•                  SMG Income Continuance Policy

•                  Excess Long Term Disability Plan

•                  Severance or Supplemental Payment Accruals

APPENDIX B

Definitions of Plan Liabilities

Reference Yield

The yield on Moody’s AA Corporate Bond Index (rounded to the nearest ..1%) as determined by Bloomberg on the day prior to the funding of the Trust. If this yield information is no longer available from Bloomberg, an alternative provider of the information will be chosen by the Chief Financial Officer.

Deferred Compensation Plan – Senior Management Group and Directors

The present value of all payments expected to be made to participants and their spouses (or beneficiaries) based on the most recent calculation of the value of participants’ plan account balances (the “plan valuation”). In accordance with the plan document, expected payments shall be based on (1) the participants’ marital status, (2) participants’ and their spouses’ life expectancies at the time the participants have scheduled to begin receiving payments, (3) the assumed retirement ages of participants and the time following retirement that the participants have scheduled to begin receiving payments, (4) the assumed crediting rate on participants’ account balances, which is equal to the crediting rate as of the most recent plan valuation, and (5) the accumulated balances in participants’ accounts as of the latest plan valuation. The discount rate applied to these expected payments shall be the interest rate used to calculate interest credited to participants’ plan account balances during the current plan year less 600 basis points. Should the Trust be activated after the date of the latest plan valuation (1) the total liability shall be increased by an amount equal to the total liability as of the latest plan valuation times the discount rate times the number of days since the latest plan valuation divided by 365 and (2) the total liability shall be reduced by the present value of any payments made to participants since the latest plan valuation.

Executive Deferred Compensation Plan

The total value of participants’ balances as of the close of business on the day preceding the funding of the Trust.

Executive Deferred Compensation Plan – Senior Management Group and Directors

The total value of participants’ balances as of the close of business on the day preceding the funding of the Trust.

Supplemental Pension Plans I and IV

The difference in the present values of all pension annuities that (1) participants would earn excluding any deferred income, but not taking into account IRS limits on qualified income, and that (2) participants would earn excluding any deferred income and taking into account IRS qualified income limitations. The calculation of this liability is based on the annual actuarial factors applicable for Supplemental Pension Plans I and IV respectively. Should the Trust be activated after the date of the latest plan valuation, the amount of the total liability shall be increased by (1) an amount equal to the total liability as of the most recent plan valuation times the discount rate used in that valuation divided by the number of days since the plan valuation was conducted divided by 365 and (2) service credited since the latest annual actuarial valuation.

Supplemental Pension Plans II and V

The difference in the present values of the pension annuities that (1) participants would earn if the participants had not deferred any income and (2) participants would earn excluding any deferred income, after taking into account any benefits due under Supplemental Pension Plans I or IV. The calculation of this liability is based on the annual actuarial factors applicable for Supplemental Pension Plans II and V respectively. Should the Trust be activated after the date of the latest plan valuation, the amount of the total liability shall be increased by (1) an amount equal to the total liability as of the most recent plan valuation times the discount rate used in that valuation divided by the number of days since the plan valuation was conducted divided by 365 and (2) service credited since the latest annual actuarial valuation.

Supplemental Pension Plan III

The difference in the present values of the pension annuities that (1) participants would earn by adding 5 years to their actual ages (but in no case will the participant’s age be deemed to be greater than age 65) and (2) the benefits that these participants would earn without such an age adjustment, after taking into account any benefits due under Supplemental Pension Plans I and II. The calculation of this liability is based on the annual actuarial factors applicable for Supplemental Pension Plan III. Should the Trust be activated after the date of the latest plan valuation, the amount of the total liability shall be increased by (1) an amount equal to the total liability as of the most recent plan valuation times the discount rate used in that valuation divided by the number of days since the plan valuation was conducted divided by 365 and (2) service credited since the latest annual actuarial valuation.

Pilot Supplemental Pension Plan

The present value of all annuity payments either currently committed to, or expected to be made to, participants between the ages of 55 and 65. The discount rate applied to the expected annuity payments shall be the discount rate used in the latest qualified pension plan annual actuarial valuation.

Board of Director Consulting Fee

The present value of all consulting fees committed to members of the Board of Directors as of the date of the Trust’s funding. The discount rate applied to the committed consulting fees shall be the Reference Yield.

Executive Survivor Benefit Plan

The present value of all benefits expected to be paid to the surviving spouses of participants. Expected payments are calculated based on (1) the existing pension benefit formula, applied to a Joint and 100% Survivor annuity, (2) expected growth in participants’ compensation until retirement, which is equal to the average assumed rate of compensation increase presented in the Company’s annual report pension footnote, (3) participants’ marital status and age of their spouses, and (4) the assumed retirement age of participants. For purposes of calculating the duration of expected annuity payments to surviving spouses, the differences in the expected lives of participants and their spouses as of the date of the Trust’s funding shall be used. The discount rate applied to the expected annuity payments shall be the Reference Yield.

Income Continuance Policy (tenure-based)

The present value of all ICP (tenure-based) severance agreement payments committed to at the time of the Trust’s funding. The discount rate applied to these payments shall be the Reference Yield.

SMG Income Continuance Policy

The present value of all SMG ICP severance agreement payments committed to at the time of the Trust’s funding. The discount rate applied to the expected annuity payments shall be the Reference Yield.

Non-ICP Severance Accruals

The present value of all non-ICP severance agreement payments committed to at the time o the Trust’s funding. The discount rate applied to the expected annuity payments shall be the Reference Yield.

Excess Long-Term Disability Plan

The present value of all excess long-term disability payments committed to plan participants at the time of the Trust’s funding, assuming that those payments continue until the disabled participants reach the age of 65. The discount rate applied to these projected payments shall be the Reference Yield.